This announcement is neither an offer to purchase nor a solicitation of an offer to sell Securities (as defined below). The Offer (as defined below) is made solely by the Offer to Purchase dated July 25, 2019 and the related Letter of Transmittal, as they may be amended or supplemented from time to time. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Securities in any jurisdiction in which the making or acceptance of offers to sell Shares would not be in compliance with the laws of that jurisdiction.
Banc of California, Inc.
Notice of Offer to Purchase Using
Up to $75,000,000 of Cash
The Outstanding Securities Defined Below
Banc of California, Inc., a financial holding company organized under the laws of the State of Maryland (the “Company,” “we,” “our” and “us”), hereby offers to purchase for cash, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 25, 2019 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the accompanying Letter of Transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”), depositary shares, each representing a 1/40th ownership interest in a share of 7.00% Non-Cumulative Perpetual Preferred Stock, Series E (“Series E Depositary Shares”) and depositary shares, each representing a 1/40th ownership interest in a share of 7.375% Non-Cumulative Perpetual Preferred Stock, Series D (“Series D Depositary Shares” and, together with Series E Depositary Shares, the “Securities”) in an amount such that the amount of cash used to purchase such Securities accepted for purchase by the Company shall not exceed $75,000,000 (the “Maximum Aggregate Purchase Amount”). The Company will pay Goldman Sachs & Co. LLC and Keefe, Bruyette & Woods, Inc. (the “Dealer Managers”) and registered brokers and dealers in the United States that process tenders into the Offer from DTC participants and persons resident in the United States (the “Retail Processing Dealers”) retail processing fees as described in the Offer to Purchase other than in respect of any Series E Depositary Shares or Series D Depositary Shares tendered by a Retail Processing Dealer for its own account.
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME, ON AUGUST 21, 2019, UNLESS BANC OF CALIFORNIA, INC. EXTENDS OR EARLIER TERMINATES THE OFFER (SUCH DATE, AS IT MAY BE EXTENDED WITH RESPECT TO THE OFFER, THE “EXPIRATION DATE”).
The consideration for each Series E Depositary Share tendered and accepted for purchase pursuant to the Offer will equal $26.80 (the “Series E Offer Price”), plus Accrued Dividends. The consideration for each Series D Depositary Share tendered and accepted for purchase pursuant to the Offer will equal $26.04 (the “Series D Offer Price” and, the Series D Offer Price or the Series E Offer Price, the “Offer Price”), plus Accrued Dividends. As used in the Offer to Purchase, “Accrued Dividends” means, for each Security, accrued and unpaid dividends from the last dividend payment date with respect to such Security up to, but not including, the date on which the purchase price is paid (the “Settlement Date”). The Company currently expects the Settlement Date to be August 23, 2019.
If the aggregate Offer Price plus the aggregate Accrued Dividends of the Securities that are validly tendered and not properly withdrawn as of the Expiration Date (the “Total Consideration Amount”) exceeds the Maximum Aggregate Purchase Amount, we will accept for purchase that number of Securities that does not result in the Total Consideration Amount exceeding the Maximum Aggregate Purchase Amount. In that event, the Securities will be accepted for purchase in accordance with the acceptance priority levels described below and may be subject to proration, as described in the Offer to Purchase.
The Offer is neither conditioned on any minimum number of securities being tendered, nor subject to any financing condition. The Offer is, however, subject to certain conditions. The Offer to Purchase sets forth in full the conditions to the offer.
THE BOARD OF DIRECTORS OF THE COMPANY HAS APPROVED THE OFFER. HOWEVER, NEITHER THE COMPANY NOR ITS BOARD OF DIRECTORS MAKES ANY RECOMMENDATION TO HOLDERS OF SECURITIES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING THEIR SECURITIES. YOU SHOULD READ CAREFULLY THE INFORMATION IN THE OFFER TO PURCHASE AND IN THE LETTER OF TRANSMITTAL BEFORE MAKING YOUR DECISION WHETHER TO TENDER YOUR SECURITIES IN THE OFFER.
We initially will accept all Series E Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date, up to the Maximum Aggregate Purchase Amount. If the Total Consideration Amount of Series E Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date exceeds the Maximum Aggregate Purchase Amount, then we will accept for purchase a pro rata portion of the Series E Depositary Shares.

After acceptance of Series E Depositary Shares, the Maximum Aggregate Purchase Amount will be reduced by the Total Consideration Amount of Series E Depositary Shares accepted for purchase (such reduced number, the “Priority Level 2 Remaining Amount”). If the Priority Level 2 Remaining Amount is greater than zero, then we will accept for purchase validly tendered and not properly withdrawn Series D Depositary Shares, but only to the extent that the Total Consideration Amount of the tendered Series D Depositary Shares does not exceed the Priority Level 2 Remaining Amount. If the Total Consideration Amount of the Series D Depositary Shares validly tendered and not properly withdrawn prior to the Expiration Date exceeds the Priority Level 2 Remaining Amount, then we will accept for purchase a pro rata portion of the Series D Depositary Shares.
Any tendered Securities that are not accepted for purchase by the Company will be returned without expense to their tendering holder. Securities not tendered or otherwise not purchased pursuant to the Offer will remain outstanding. If the Offer is consummated, then the number of Securities that remains outstanding of each series that is purchased in part in the Offer will be reduced. This may adversely affect the liquidity of and/or increase the volatility in the market for the Securities of such series that remain outstanding after consummation of the Offer.
You may withdraw any Securities you have tendered at any time before the Expiration Date, which will occur on August 21, 2019 at 11:59 p.m., New York City time, unless the Company extends the Offer. The Company cannot assure you that it will extend the Offer or, if it does, of the length of any extension it may provide. You must deliver, on a timely basis prior to the Expiration Date, a written notice of your withdrawal, or a properly transmitted “Request Message” through the Depositary Trust Company’s (“DTC”) Automated Tender Offer Program (“ATOP”), to the Tender Agent at the address appearing below. Your notice of withdrawal must specify your name, the number of Securities to be withdrawn and the name of the registered holder of those Securities. Some additional requirements apply for Securities that have been tendered under the procedure for book-entry transfer set forth in the Offer to Purchase.
For purposes of the Offer, the Company will be deemed to have accepted for purchase, and therefore purchased, Securities that are properly tendered and are not properly withdrawn, only when, as and if it gives oral or written notice to the Tender Agent of its acceptance of the Securities for purchase under the Offer. The Company will pay for Securities that it purchases under the Offer by depositing the cash used to purchase such Securities with DTC, which will act as agent for tendering holders of the Securities for the purpose of receiving payment from the Company and transmitting payment to the tendering holders of the Securities.
To tender your Securities prior to the expiration of the Offer, you must electronically transmit your acceptance of the Offer through ATOP, which is maintained by DTC, and by which you will agree to be bound by the terms and conditions set forth in the Offer, or deliver to the Tender Agent a duly executed Letter of Transmittal.
A tender will be deemed to be received after you have expressly agreed to be bound by the terms of the Offer, which is accomplished by the transmittal of an agent’s message to the Tender Agent by DTC in accordance with ATOP procedures, or by delivery to the Tender Agent of a duly executed Letter of Transmittal. You should contact the Information Agent for assistance at the contact information listed below. Please note that the Company will not purchase your Securities in the Offer unless the Tender Agent receives the required confirmation prior to the Expiration Date. If a broker, dealer, commercial bank, trust company or other nominee holds your Securities, it is likely that it has an earlier deadline for you to act to instruct it to accept the Offer on your behalf. We recommend that you contact your broker, dealer, commercial bank, trust company or other nominee to determine its applicable deadline. The Securities may be tendered and accepted only in whole shares. No alternative, conditional or contingent tenders will be accepted.
There are no guaranteed delivery procedures available with respect to the Offer under the terms of the Offer to Purchase or any related materials. Holders must tender their Securities in accordance with the procedures set forth in the Offer to Purchase.
The Company will determine, in its sole discretion, all questions as to the validity, form, eligibility (including time of receipt) and acceptance for purchase of any tender of Securities, and its determination will be final and binding on all parties. The Company reserves the absolute right to reject any or all tenders of any Securities that it determines are not in proper form or the acceptance for purchase of or payment for which the Company determines may be unlawful. The Company also reserves the absolute right to waive any defect or irregularity in any tender with respect to any particular Security or any particular holder of Securities, and the Company’s interpretation of the terms of the Offer will be final and binding on all parties. No tender of Securities will be deemed to have been properly made until the holder of the Securities cures, or the Company waives, all defects or irregularities. None of the Company, the Tender Agent, the Information Agent, the Dealer Managers or any other person will be under any duty to give notification of any defects or irregularities in any tender or incur any liability for failure to give this notification.
The cash received in exchange for tendered Securities generally will be treated for U.S. federal income tax purposes either as (i) consideration received with respect to a sale or exchange of the tendered Securities, or (ii) a distribution from the Company in respect of its stock, depending on the particular circumstances of each holder of Securities. Please refer to the

Offer to Purchase for a more detailed discussion. We recommend that holders of the Securities consult their own tax advisors to determine the particular tax consequences to them of participating in the Offer, including the applicability and effect of any state, local or non-U.S. tax laws.
THE OFFER TO PURCHASE AND THE LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT HOLDERS ARE URGED TO READ BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.
The Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Securities and will be furnished to brokers, dealers, commercial banks, trust companies or other nominee stockholders and similar persons whose names, or the names of whose nominees, appear on the Company’s stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Securities.
Pursuant to Rule 13e-4(c)(2) under the Securities Exchange Act of 1934, as amended, the Company has filed with the Securities Exchange Commission (the “SEC”) an Issuer Tender Offer Statement on Schedule TO, which contains additional information with respect to the Offer. The Schedule TO, including the exhibits and any amendments and supplements thereto, may be examined, and copies may be obtained, at the SEC’s website at www.sec.gov. The information required to be disclosed by Rule 13e-4(d)(1) under the Securities Act of 1934, as amended, is contained in the Offer to Purchase and is herein incorporated by reference.
Please contact the Dealer Managers with questions regarding the terms of the Offer at the contact information set forth below or the Information Agent with questions regarding how to tender and/or request additional copies of the Offer to Purchase, the Letter of Transmittal or other documents related to the Offer at the contact information set forth below. Holders of Securities also may contact their broker, dealer, commercial bank, trust company or nominee for assistance concerning the Offer. Please contact the Tender Agent at the contact information set forth below to confirm delivery of Securities.
The Tender Agent for the Offer is:
D.F. King & Co., Inc.
Facsimile No.: (212) 709-3328
Confirmation: (212) 269-5552
Attention: Andrew Beck
By Mail, Overnight Courier or by Hand:
D.F. King & Co., Inc.
48 Wall Street
New York, New York 10005
The Information Agent for the Offer is:
D.F. King & Co., Inc.
48 Wall Street, 22nd Floor
New York, New York 10005
Attention: Corporate Actions
Banks and Brokers call: (212) 269-5550
or
Call Toll-Free: (866) 406-2285
Email: banc@dfking.com

The Dealer Managers for the Offer are:

Goldman Sachs & Co. LLC 200 West Street New York, New York 10282 Attn: Liability Management Group Collect: (212) 357-1452 Toll-free: (800) 828-3182	Keefe, Bruyette & Woods A Stifel Company 787 Seventh Avenue New York, New York 10019 Toll-free: (855) 300-7136

July 25, 2019